Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of Wilshire Variable
Insurance Trust:

In planning and performing our audit of the financial statements of Balanced Fund, Equity Fund, Income Fund, International Equity Fund, Short-Term Investment Fund, Small Cap Growth Fund, and Socially Responsible Fund (constituting Wilshire Variable Insurance Trust, hereafter referred to as the "Trust") as of and for the year ended December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Trust's internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the fund's ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the fund's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Trust's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Trust's internal control over financial reporting and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2005.

This report is intended solely for the information and use of management and the Board of Trustees of Wilshire Variable
Insurance Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 28, 2006


* A registered investment company is required to furnish a report of its independent accountant on the company's internal control over financial reporting. The accountant's report should be based on the study and evaluation of internal control, including procedures for safeguarding securities, made during the audit of the financial statements. The report should disclose material weaknesses in the internal control structure and procedures for safeguarding securities which come to our attention and exist as of the end of the registrant's fiscal year.
Disclosure of a material weakness should include an indication of any corrective action taken or proposed.
(When a material weakness letter is expected to be issued, or where it is a "close call" to conclude a significant deficiency, individually or in the aggregate, is not a material weakness, consultation is required with a Regional Investment
Management Leader and ultimately with National R&Q
Assurance Policy.)

A)	SOP 89-7 provides guidance for reporting when
conditions believed to be material weaknesses are disclosed.

B)	The accountant's report on internal control
should be furnished as an exhibit to the Form N-SAR filed for the company's fiscal year end and should: (1) be addressed to the company's board of directors (or trustees, as appropriate) and shareholders; (2) be dated the date of the accountant's report on the audited financial statements; (3) be signed manually; and (4) indicate the city and state where issued. No consent is required.
Although instruction (1) above indicates that the report should be addressed to the shareholders, the limitation on distribution of this report appears inconsistent with distribution to shareholders. The instructions to Form
N-SAR, however, specifically require that the report be addressed to the shareholders as well as the Board, so the inconsistency is necessary.
  The description of the material weakness(es) generally should include a discussion of the control or controls that are not operating effectively as well as a description of what resulted from the material weakness, for example, restatement, audit adjustments, etc., and what could result, for example, a material misstatement could occur and not be prevented or detected. Sometimes only the "could" factor is the reason for concluding that a material weakness exists.